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FOR IMMEDIATE RELEASE

Contact:    Centennial Cellular Corp.
            Scott N. Schneider
            Chief Financial Officer
            (203) 972-2002

            Welsh, Carson, Anderson & Stowe
            Thomas E. McInerney
            General Partner
            (212) 893-9500

              CENTENNIAL CELLULAR CORP. ANNOUNCES $43.50 PER SHARE
                              MERGER AGREEMENT WITH
                         WELSH, CARSON, ANDERSON & STOWE

            New Canaan, CT and New York, NY. July 2, 1998. Centennial Cellular Corp. ("Centennial") (Nasdaq National Market-CYCL), a leading independent cellular provider, and Welsh, Carson, Anderson & Stowe and funds managed by it ("WCAS") today jointly announced the signing of an Agreement and Plan of Merger providing for the merger of Centennial with CCW Acquisition Corp., a Delaware corporation formed by WCAS. The transaction is valued at approximately $2.0 billion, including indebtedness of approximately $515 million to be refinanced. Centennial will continue to operate as an independent company under its current name and management.

            Pursuant to the Merger Agreement, outstanding shares of Class A Common Stock of Centennial would be converted into the right to receive $43.50 in cash or to retain up to 7.1% of the Class A Common Stock outstanding after the merger. Class B Common Stock of Centennial would be converted into the right to receive $43.50 in cash and a number of shares of Class A Common Stock, if any, such that the aggregate number of shares of Class A Common Stock held by Centennial's existing shareholders will equal 7.1% of the shares outstanding after the merger. All outstanding shares of Convertible Redeemable Preferred Stock and Second Series Convertible Redeemable Preferred Stock of Centennial shall be converted into the right to receive $43.50 in cash on an as converted basis. The transaction was structured to be accounted for as a recapitalization.

            Centennial acquires, operates and invests in cellular telephone systems throughout the United States and the Commonwealth of Puerto Rico. Centennial's current wireless telephone interests represent approximately 10.1 million Net Pops. Approximately 6.5 million of these Net Pops are represented by Centennial's wireless telephone systems located in the continental United States, including approximately 1.1 million Net Pops related to Centennial's minority equity investments in partnerships owning wireless telephone

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systems. The balance of approximately 3.6 million Net Pops represents
Centennial's interest in its wireless telephone systems in Puerto Rico.

            Following the Merger, investment partnerships affiliated with WCAS will own 92.9% of Centennial's outstanding shares. WCAS partnerships will invest approximately $350 million of equity and $150 million of subordinated debt. WCAS is a private investment firm based in New York and founded in 1979. WCAS currently manages over $7 billion in private equity capital and focuses primarily on the information services and healthcare industries. Thomas E. McInerney, a general partner of WCAS, stated that WCAS' investment in Centennial reflects its view that the communications and information industries are rapidly converging and that leading providers of wireless communications services will benefit from increasing demand resulting from higher penetration rates and new services involving wireless data transmission.

            Merrill Lynch & Co. acted as financial adviser to WCAS in connection with the transaction. Merrill Lynch Capital Corporation has underwritten and is acting as lead arranger and syndication agent for $1.56 billion of credit facilities, including $350 million of bridge commitments backstopping $340 million of senior note offerings to be lead managed by Merrill Lynch & Co.

            Peter J. Solomon Company advised Centennial with respect to certain aspects of the transaction.

            Donaldson, Lufkin & Jenrette Securities Corporation acted as financial advisor to Centennial and rendered a fairness opinion in connection with the transaction.

            The merger is subject to certain conditions, including the approval of Centennial's shareholders, the receipt of certain approvals from the Federal Communications Commission, the expiration of antitrust regulatory waiting periods and the funding of the committed financing arrangements. Simultaneously with the execution of the Merger Agreement, Century Communications Corp., the holder of a majority of the voting power of Centennial, agreed to vote its shares of Centennial in favor of the merger so long as the Merger Agreement remains in effect. The merger agreement provides for the payment of certain fees and the reimbursement of certain expenses to CCW Acquisition Corp. in the event of a termination of the merger agreement under certain circumstances.

            Any offering of securities in connection with the merger will be made only by means of a prospectus.


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